UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Pzena Investment Management, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
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☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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April 24, 2009

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of Pzena Investment Management, Inc. The meeting will be held at 10:00 a.m. local time on Tuesday, May 19, 2009 at our offices located at 120 West 45th Street, 20th Floor, New York, New York 10036.

        The attached Notice of Annual Meeting of Stockholders and Proxy Statement describes the formal business to be transacted at the meeting. Our directors and executive officers will be present at the meeting to respond to questions from our stockholders.

        All holders of record of the Company's shares of common stock outstanding as of the close of business on April 15, 2009 will be entitled to vote at the Annual Meeting.

        Please sign and return the enclosed proxy card promptly in the postage-paid envelope.

Sincerely,

Richard S. Pzena Chairman Chief Executive Officer Co-Chief Investment Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on May 19, 2009

        Notice is hereby given that the Annual Meeting of Stockholders of Pzena Investment Management, Inc. will be held at 10:00 a.m. local time at our offices located at 120 West 45th Street, 20th Floor, New York, New York 10036, for the following purposes:

  I.
  To elect five directors to our Board of Directors;

  II.
  To ratify the appointment of Ernst & Young LLP as independent auditors for our Company for our fiscal year ended December 31, 2009;

  III.
  To amend the Pzena Investment Management, Inc. Equity Incentive Plan, or the 2007 Equity Incentive Plan, to increase the total number of shares of our Class A common stock authorized and reserved for issuance under the 2007 Equity Incentive Plan by 6,419,279 shares; and

  IV.
  To transact such other business as may properly come before the Annual Meeting and any and all adjournments and postponements of the Annual Meeting.

        You must have owned shares of the Company's common stock as of the close of business on April 15, 2009 in order to be entitled to receive notice of, and to vote on, all matters presented at the Annual Meeting. Even if you plan to attend the Annual Meeting in person, we ask you to please complete, sign and return the enclosed proxy card.

By order of the Board of Directors,

Joan F. Berger Corporate Secretary

New York, New York
April 24, 2009

Page
The Annual Meeting	1
Security Ownership of Principal Stockholders and Management	5
Proposal 1: Election of Directors	8
Our Directors and Officers	8
Director Independence	10
Meetings of the Board of Directors	11
Board Committees	11
Director Nominations	13
Communications with the Board	15
Attendance at Annual Meetings by Board Members	15
Code of Conduct	15
Report of the Audit Committee	16
Executive Compensation	17
Compensation Committee Report	17
Compensation Discussion and Analysis	17
Executive Employment Agreements	20
Executive Compensation	21
Compensation Committee Interlocks and Insider Participation	25
Related Party Transactions	26
Other Related Party Transactions	28
Related Person Transaction Policy	28
Proposal 2: Ratification of Independent Auditors	30
Fees Paid to Independent Registered Public Accounting Firm	30
Pre-Approval Policy	31
Proposal 3: Amendment To Pzena Investment Management, Inc.'s 2007 Equity Incentive Plan To Authorize An Additional 6,419,279 Shares Of The Company's Class A Common Stock For Issuance Under The Plan	32
Other Matters	35
Other Matters to be Considered at the Annual Meeting	35
Solicitation of Proxies	35
Section 16(a) Beneficial Ownership of Reporting Compliance	35
Stockholder Proposals for the Next Annual Meeting	35
Form 10-K of the Company	36
Householding Information	36

i

PZENA INVESTMENT MANAGEMENT, INC.
120 West 45th Street
New York, New York 10036

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
to be held at 10:00 a.m. on May 19, 2009

        In this Proxy Statement, "we," "our," and "us" refers to Pzena Investment Management, Inc. (also referred to as the "Company") and its consolidated subsidiaries, except that, prior to the consummation of our initial public offering and the reorganization on October 30, 2007, these terms refer to Pzena Investment Management, LLC and its consolidated subsidiaries.

THE ANNUAL MEETING

        We are furnishing this Proxy Statement to the stockholders of Pzena Investment Management, Inc. as part of the solicitation of proxies by the Board of Directors for use at the Annual Meeting. The Chairman's letter, the Notice of Annual Meeting of Stockholders, this Proxy Statement, the accompanying proxy card for holders of common stock and the accompanying Annual Report on Form 10-K for our fiscal year ended December 31, 2008, are first being mailed to stockholders on or about April 24, 2009.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 19, 2009.

        This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 are available at www.pzena.com.

Date, Time and Place

        We will hold the Annual Meeting of Stockholders on Tuesday, May 19, 2009, at 10:00 a.m. local time, at our offices located at 120 West 45th Street, 20th Floor, New York, New York 10036.

Proposals to be Considered at the Annual Meeting

        At the Annual Meeting, stockholders will be asked to consider and vote upon the following matters:

  I.
  To elect five directors to our Board of Directors;

  II.
  To ratify the appointment of Ernst & Young LLP as independent auditors for our Company for our fiscal year ending December 31, 2009;

  III.
  To amend the Pzena Investment Management, Inc. Equity Incentive Plan, or the 2007 Equity Incentive Plan, to increase the total number of shares of our Class A common stock authorized and reserved for issuance under the 2007 Equity Incentive Plan by 6,419,279 shares; and

  IV.
  To transact such other business as may properly come before the Annual Meeting and any and all adjournments and postponements of the Annual Meeting.

Who Can Vote

        You are entitled to vote if you were a holder of record of the common stock of our Company as of the close of business on April 15, 2009 (the "Record Date"). Your shares can be voted at the meeting only if you are present or represented by a valid proxy card.

        All holders of common stock as of the Record Date will be entitled to vote for the election of five directors to be elected at the Annual Meeting, the ratification of our independent auditors, and the amendment to the 2007 Equity Incentive Plan.

        A list of the stockholders of record of the common stock of our Company as of the Record Date will be available for examination during ordinary business hours, for any purpose germane to the Annual Meeting, at our offices located at 120 West 45th Street, 20th Floor, New York, New York 10036 for a period of at least ten days before the Annual Meeting.

Shares Outstanding and Entitled to Vote; Quorum

        As of the Record Date, there were 8,633,041 shares of Class A common stock outstanding and 55,559,751 shares of Class B common stock outstanding. Each holder of Class A common stock as of the Record Date who is represented at the Annual Meeting shall be entitled to cast one vote for each share of Class A common stock held. Each holder of Class B common stock as of the Record Date who is represented at the Annual Meeting shall be entitled to cast five votes for each share of Class B common stock held. The holders of our Class A and Class B common stock, voting together, are entitled to elect the directors, ratify the appointment of the independent auditors, and amend the 2007 Equity Incentive Plan.

        The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock will constitute a quorum for the transaction of business at the Annual Meeting.

Vote Required

        If a quorum is present, a nominee for election to a position on the Board of Directors will be elected as a director if he receives a plurality of the votes cast at the Annual Meeting.

        If a quorum is present, the ratification of Ernst & Young LLP as our independent auditors for our fiscal year ending December 31, 2009 will require the vote of the holders of a majority of the total number of votes of the common stock represented at the meeting and entitled to vote.

        If a quorum is present, the approval of the amendment of the 2007 Equity Incentive Plan requires a majority of votes cast on the proposal, provided that the total votes cast on the proposal must represent a majority of the votes entitled to vote on the proposal.

        We have retained American Stock Transfer & Trust Company, the transfer agent for our Class A common stock, to tabulate the votes at the Annual Meeting.

Effect of Abstentions, Withheld Votes and Broker Non-Votes

        Shares of stock represented by properly executed proxies that reflect abstentions, withheld votes and broker non-votes will be treated as shares that are present for purposes of determining the presence of a quorum. "Broker non-votes" are proxies received from brokers or other nominees for the beneficial owners of the shares in which the broker or nominee votes on some matters, but not on others because it does not have discretionary authority to vote and has not received voting instructions from the beneficial owner of the shares. Withheld votes and broker non-votes will have no effect on the outcome of the vote on the election of directors. However, abstentions and broker non-votes will have the effect of a vote against the proposal to ratify the appointment of our independent auditors and the approval of the amendment to the 2007 Equity Incentive Plan. In addition, failures to cast a vote and broker non-votes can have the effect of a vote against the proposal to approve the amendment of the 2007 Equity Incentive Compensation Plan if such failures and broker non-votes result in the total number of votes cast on the proposal representing 50% or less of all votes entitled to be cast on the proposal.

Voting by Directors and Executive Officers

        At the close of business on the Record Date, our Company's executive officers and directors owned and were entitled to vote an aggregate of 922,527 shares of Class A common stock and 41,411,565 shares of Class B common stock, which represented approximately 72.6% of the combined voting power of the outstanding shares of common stock of our Company. Each of our executive officers and directors has indicated his present intention to vote, or cause to be voted, his shares of common stock for the election of the directors named herein, for the ratification of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2009, and for the amendment of the 2007 Equity Incentive Plan, to increase the total number of shares of our Class A common stock authorized and reserved for issuance thereunder by 6,419,279 shares. Accordingly, the election of the directors named herein, the ratification of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2009, and the amendment of the 2007 Equity Incentive Plan are assured.

How You Can Vote

        Registered Holders.    If you are a registered holder of shares of our common stock (i.e., your name is listed on our transfer agent's books as being held directly by you), you may vote in person at the Annual Meeting. If you vote in person at the Annual Meeting, you will be asked to complete a proxy card and submit it to the Chairman of the meeting.

        If you are a registered holder, you may also vote by proxy at the Annual Meeting. To vote by proxy, simply mark your proxy card "for," "withhold," "against" or "abstain" with respect to the proposals to be voted upon, date and sign it, and return it in the postage-paid envelope provided. All shares entitled to vote and represented by properly executed proxy cards that are received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxy cards.

        Registered holders will not be able to vote by telephone or via the internet.

        Beneficial Holders.    If you are not the holder of record of your shares (i.e., they are held in the name of a broker, bank or other nominee), you will receive a voting card from your broker, bank or other nominee (or an agent acting on behalf of such institution) that you must return to your broker, bank or other nominee or its agent in order for your shares to be voted. Your shares will then be voted by proxy by your broker, bank or other nominee. If you are not a holder of record of your shares, you will be entitled to vote electronically through the Internet or by telephone by following the instructions on the voting card that you receive from your broker, bank or other nominee (or an agent acting on behalf of such institution).

        If your shares of common stock are held by a broker, bank or other nominee and you wish to vote those shares in person at the Annual Meeting, you must obtain from the nominee holding your shares a properly executed legal proxy, identifying you as a shareholder of our Company, authorizing you to act on behalf of the nominee at the Annual Meeting and specifying the number of shares with respect to which the authorization is granted.

Voting of Proxies

        Where a signed proxy card is returned, but no specific instructions are indicated, your shares will be voted FOR each of the proposals. Proxy cards marked as abstaining or withholding a vote will be treated as present for purposes of determining a quorum for the Annual Meeting, but will not be counted as a vote cast in respect of any matter as to which abstinence or withholding a vote is indicated.

Revocation of Proxy Card

        If you vote by proxy card, you may revoke that proxy at any time before it is voted at the Annual Meeting. You may do this by:

  •
  signing a written notice of revocation, dated later than the proxy card, and returning it to us, at 120 West 45th Street, 20th Floor, New York, New York 10036 (Attention: Corporate Secretary), prior to the Annual Meeting;

  •
  signing another proxy card with a later date and returning it to us, at 120 West 45th Street, 20th Floor, New York, New York 10036 (Attention: Corporate Secretary), prior to the Annual Meeting; or

  •
  attending the Annual Meeting in person and casting a ballot (although attendance at the Annual Meeting will not, in and of itself, constitute revocation of a proxy card).

        If you are a beneficial holder whose shares are held in the name of a broker, bank or other nominee, and you vote by the internet or by telephone, you may vote again at a later date, using the same procedure, in which case the later submitted vote will be recorded and the earlier vote revoked.

 SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS
AND MANAGEMENT

        The following table sets forth information regarding the beneficial ownership of our Class A common stock and Class B common stock by the following persons as of the Record Date (except as otherwise noted):

  •
  each of our named executive officers, as such term is defined in "Executive Compensation—Compensation Discussion and Analysis—Principal Components of Executive Compensation";

  •
  each of our directors;

  •
  all of our named executive officers and directors as a group; and

  •
  each person, or group of affiliated persons, known to us to beneficially own more than 5% of our Class A common stock or Class B common stock.

        The information as to the number of shares beneficially owned by the individuals and entities listed below is derived from reports filed with the Securities and Exchange Commission (the "SEC") by such persons and Company records. Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock underlying options and warrants that are exercisable within 60 days of the Record Date are considered to be outstanding. However, the numbers in the percent of combined voting power column do not give effect to any options or warrants held by the persons listed in the table. To our knowledge, except as indicated in the footnotes to this table and subject to community property laws, where applicable, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

        The address for those individuals for which an address is not otherwise indicated is: c/o Pzena Investment Management, Inc., 120 West 45th Street, 20th Floor, New York, New York 10036.

	Class A Shares Beneficially Owned(1)		Class B Shares Beneficially Owned(1)
	Number of Shares	Percent(2)	Number of Shares		Percent(3)	Percent Combined Voting Power
Name of Beneficial Owner
Richard S. Pzena	106	*	24,928,620	(4)(5)	44.7	43.2
Wayne A. Palladino	41,866	*	304,744	(6)	*	*
John P. Goetz	—	—	6,351,755	(4)(7)	11.4	10.7
A. Rama Krishna	795,587	9.2	4,708,328	(4)(7)	8.4	8.1
William L. Lipsey	—	—	5,737,910	(4)(7)	10.3	9.7
Steven M. Galbraith	23,460	*	—		—	*
Joel M. Greenblatt	22,460	*	247,708	(8)	*	*
Richard P. Meyerowich	22,460	*	—		—	*
Ronald W. Tysoe	16,588	*	—		—	*
All named executive officers and directors as a group (9 persons)	922,527	10.7	42,279,065	(9)	74.9	72.6
Kinetics Asset Management Inc.(10)	1,877,134	21.7	—		—	*
470 Park Avenue South, 4th Floor New York, NY 10016
Keeley Asset Management Corp(11)	551,500	6.4	—		—	*
401 South LaSalle Street Chicago, IL 60605

*
Less than 1%

(1)
Each share of our Class A common stock is entitled to one vote per share and each share of our Class B common stock is entitled to five votes per share, for so long as the number of shares of our Class B common stock outstanding constitutes at least 20% of the total number of shares of our common stock outstanding.

(2)
Based on 8,633,041 shares of Class A common stock outstanding as of April 15, 2009.

(3)
Based on 55,559,751 shares of Class B common stock outstanding as of April 15, 2009.

(4)
Includes options to purchase 200,000 membership units in our operating company that are currently exercisable and which, upon exercise, will entitle the named executive officer to the same number of shares of our Class B common stock.

(5)
Includes 6,258,600 shares of our Class B common stock directly held by certain trusts established by Mr. Pzena for estate planning purposes. Mr. Pzena may be deemed to beneficially own the shares of our Class B common stock that are directly held by these trusts because, pursuant to the terms of the applicable trust agreements, he may be considered to share dispositive power over securities held by these trusts, along with their respective trustees. Mr. Pzena disclaims beneficial ownership of the shares of Class B common stock held by these trusts.

(6)
Includes options to purchase 67,500 membership units in our operating company that are currently exercisable and which, upon exercise, will entitle Mr. Palladino to the same number of shares of our Class B common stock.

(7)
Includes shares of Class B common stock held directly by estate planning vehicles established by the executive officer for the benefit of his family members. The executive officer disclaims beneficial ownership of all shares of Class B common stock directly held by the applicable vehicle.

(8)
Includes 82,200 shares of Class B common stock held directly by family members of Mr. Greenblatt. Mr. Greenblatt disclaims beneficial ownership of all shares of Class B common stock directly held by his family members.

(9)
Includes options to purchase an aggregate of 867,500 membership units in our operating company that are currently exercisable and which, upon exercise, will entitled the holders to purchase the same number of shares of our Class B common stock. As indicated in the foregoing footnotes, also includes shares of Class B common stock held by estate planning vehicles and family members of the executive officers and directors as to which beneficial ownership is disclaimed.

(10)
The number of shares owned is based on information included in the Form 13G filed by Kinetics Asset Management Inc., with the SEC on February 17, 2009. According to the Form 13G, Kinetics Asset Management Inc. has sole dispositive power over 1,877,134 shares of our Class A common stock, shared dispositive power over zero shares of our Class A common stock, sole voting power of over 1,877,134 shares of our Class A common stock and shared voting power over zero shares of our Class A common stock.

(11)
The number of shares owned is based on information included in the Form 13G/A filed by Keeley Asset Management Corp, and its related entities, with the SEC on February 13, 2009. According to the Form 13G/A, Keeley Asset Management Corp has sole dispositive power over 551,500 shares of our Class A common stock, shared dispositive power over zero shares of our Class A common stock, sole voting power of over 551,500 shares of our Class A common stock and shared voting power over zero shares of our Class A common stock.

PROPOSAL 1:  ELECTION OF DIRECTORS

        At the Annual Meeting, five directors are to be elected to serve for a term of one year. The five nominees for director are:

    Richard S. Pzena
    Steven M. Galbraith
    Joel M. Greenblatt
    Richard P. Meyerowich
    Ronald W. Tysoe

        All of the nominees are currently members of our Board of Directors

        Our Board of Directors recommends that the stockholders vote FOR the election of the five directors named above to our Board.

        The persons named in the enclosed proxy card intend to vote for the election of the individuals named above unless the proxy card is marked to indicate a vote to withhold with respect to one or more individuals. Should any of the nominees become unable to serve when the election occurs, it is the intention of the person named in the enclosed proxy card to vote for the election of such other individuals as the Board of Directors recommends.

        There is no cumulative voting for the election of directors.

Our Directors and Officers

        The following table sets forth certain information concerning the directors and officers of our Company. (Ages are given as of the Record Date.)

Name	Age	Position
Richard S. Pzena	50	Chairman, Chief Executive Officer, Co-Chief Investment Officer
John P. Goetz	51	President, Co-Chief Investment Officer
A. Rama Krishna	45	President, International
William L. Lipsey	50	President, Marketing and Client Service
Wayne A. Palladino	50	Chief Financial Officer and Chief Accounting Officer
Steven M. Galbraith	46	Director
Joel M. Greenblatt	51	Director
Richard P. Meyerowich	66	Director
Ronald W. Tysoe	56	Director

        Richard S. Pzena is our Chairman, Chief Executive Officer, Co-Chief Investment Officer. Prior to forming Pzena Investment Management, LLC in 1995, Mr. Pzena was the Director of U.S. Equity Investments and Chief Research Officer for Sanford C. Bernstein & Company. Mr. Pzena joined Sanford C. Bernstein & Company in 1986 as an oil industry analyst and was named to the Institutional Investor All America Research Team from 1988 to 1990. During 1990 and 1991, Mr. Pzena served as Chief Investment Officer, Small Cap Equities, and assumed his broader domestic equity role in 1991. Prior to joining Bernstein, Mr. Pzena worked for the Amoco Corporation in various financial and planning roles. He earned a B.S. summa cum laude and an M.B.A. from the Wharton School of the University of Pennsylvania in 1979 and 1980, respectively.

        John P. Goetz is our President, Co-Chief Investment Officer. Mr. Goetz joined us in 1996 as Director of Research and has been Co-Chief Investment Officer since 2005. Previously, Mr. Goetz held a range of key positions at Amoco Corporation for over 14 years, most recently as the Global Business Manager for Amoco's $1 billion polypropylene business, where he had bottom-line responsibility for operations and development worldwide. Prior positions at Amoco included strategic planning, joint venture investments and project financing in various oil and chemical businesses. Prior to joining Amoco, Mr. Goetz had been employed by The Northern Trust Company and Bank of America. He earned a B.A. summa cum laude in Mathematics and Economics from Wheaton College in 1979 and an M.B.A. from the Kellogg School at Northwestern University in 1982.

        A. Rama Krishna is our President, International. Prior to joining us in 2003, Mr. Krishna was at Citigroup Asset Management, where he was Chief Investment Officer and Head—Institutional and International, and a member of the Citigroup Management Committee. Prior to Citigroup, Mr. Krishna was Director of International Equity Research, Portfolio Manager, International Equities and Chief Investment Officer, Emerging Markets Equities at Alliance Capital Management in New York, London and Tokyo. He has also worked at Credit Suisse First Boston, first as an Equity Research Analyst and ultimately as Chief Investment Strategies and Director—Equity Research. Mr. Krishna earned a joint M.B.A./M.A. in Asian Studies with a Japan Specialization from the University of Michigan in 1987 and a B.A. (Honors) in Economics from St. Stephen's College, The University of Delhi in 1984. Mr. Krishna received the Prize Fellowship in Japanese Business and the University Fellowship at the University of Michigan. He is a Chartered Financial Analyst.

        William L. Lipsey is our President, Marketing and Client Service. Before joining Pzena Investment Management in 1997, Mr. Lipsey was an Investment Advisory Consultant and a Senior Vice President at Oppenheimer & Company, Inc. Prior to joining Oppenheimer, Mr. Lipsey's career included positions at Morgan Stanley, Kidder Peabody and Hewitt Associates. At Morgan Stanley and Kidder Peabody, Mr. Lipsey managed assets for institutional and private clients. He earned a B.S. in Economics from the Wharton School of the University of Pennsylvania in 1980 and an M.B.A. in Finance from the University of Chicago in 1986.

        Wayne A. Palladino is our Chief Financial Officer and Chief Accounting Officer. Mr. Palladino was appointed our Chief Financial Officer and Chief Accounting Officer in May 2007. Since 2002, he has served as our Head of Client Service. Prior to joining us in 2002, Mr. Palladino was Senior Vice President and Chief Financial Officer at the Lillian Vernon Corporation, a publicly-traded company, from 2000 to 2002. From 1991 to 2000, Mr. Palladino was Senior Vice President and Chief Financial Officer at Transworld Healthcare, Inc. (now known as Allied Healthcare International Inc.), also a publicly-traded company. He is currently a director of Allied Healthcare International Inc. He earned a B.S. in Economics and an M.B.A. in Finance with distinction from the Wharton School of the University of Pennsylvania in 1980 and 1983, respectively.

        Steven M. Galbraith currently serves as a member of our Board of Directors. Mr. Galbraith has been a partner of Maverick Capital, an investment management firm at which he has portfolio management responsibilities, since January 2004. Prior to joining Maverick Capital, Mr. Galbraith served as Chief Investment Officer and Chief U.S. Investment Strategist at Morgan Stanley from June 2000 to December 2003. Prior to joining Morgan Stanley, he was a partner at Sanford Bernstein, where he was an analyst in the packaged foods sector and the securities industry. Mr. Galbraith was also an employee of our operating company from June 1998 to March 1999. Mr. Galbraith is an Adjunct Professor at Columbia University Business School where he teaches securities analysis. He also serves on the Board of Trustees for the National Constitution Center in Philadelphia. Mr. Galbraith received his B.A. (summa cum laude) from Tufts University, where he was elected to Phi Beta Kappa.

        Joel M. Greenblatt currently serves as a member of our Board of Directors. Mr. Greenblatt has been a Managing Partner of Gotham Capital, a hedge fund that he founded, since 1985, and of Gotham Asset Management since 2002. For the past ten years, he has been an Adjunct Professor at Columbia University Business School where he teaches Value and Special Situation Investing. Mr. Greenblatt is the former Chairman of the Board of Alliant Techsystems, a NYSE-listed aerospace and defense company. He is the chairman of Harlem Success Academy, a charter school in New York City. He is the author of two books, You Can Be A Stock Market Genius (Simon & Schuster, 1997) and

The Little Book That Beats The Market (John Wiley & Sons, 2005). Mr. Greenblatt earned a B.S. and an M.B.A. from the Wharton School of the University of Pennsylvania in 1979 and 1980, respectively.

        Richard P. Meyerowich currently serves as a member of our Board of Directors. Mr. Meyerowich worked in the New York office of Deloitte & Touche LLP from 1966 to 2005, including as a Senior Partner from 1978 to 2005. Mr. Meyerowich headed the National Investment Management Practice for over ten years and served as lead partner on major investment management entities, including SEC-registered mutual funds, unit investment funds, hedge funds, investment partnerships, separate accounts of insurance companies and commodity pools. He served two terms on the Investment Companies Committee of the American Institute of Certified Public Accountants. Since 2005, he has been an external consultant for Deloitte & Touche on quality control and technical advice. Mr. Meyerowich earned a B.S. in Economics from Wagner College in 1965.

        Ronald W. Tysoe currently serves as a member of our Board of Directors. Mr. Tysoe served as a senior advisor at Perella Weinberg Partners LP, a boutique investment banking firm in New York, from October 2006 through September 2007. Prior to that he was vice chairman, finance and real estate, of Federated Department Stores, Inc. (now Macy's, Inc.), a position he held since April of 1990. He served as chief financial officer of Federated from 1990 to 1997, and served on the Federated board of directors from 1988 until May of 2005. Mr. Tysoe is a member of the board of directors of Cintas Corporation, a publicly-traded uniform rental and supply company, where he serves as a member of the audit and corporate governance committees. He is also a member of the board of directors of Taubman Centers, Inc., a publicly-traded real estate investment trust, where he serves as a member of the audit committee and executive committee. Mr. Tysoe is a member of the board of directors of Scripps Networks Interactive, Inc., a publicly-traded media and broadcasting enterprise, where he serves as chairman of the audit committee and as a member of the compensation committee. He is also a member of the board of directors of Canadian Imperial Bank of Commerce, a publicly-traded commercial banking company, and serves as chairman of its audit committee. In addition he is a director and member of the audit committee of NRDC Acquisition Corp., a publicly-traded special purpose acquisition corporation (SPAC) listed on the NYSE Alternext market (formerly the American Stock Exchange). Mr. Tysoe earned Bachelor of Commerce and Bachelor of Law degrees from the University of British Columbia in 1977 and 1978, respectively.

        All directors of our Company are elected by the stockholders for a one-year term and hold office until their successors are elected and qualified, or until their earlier death, resignation or removal. Officers are chosen by, and serve at the discretion of, the Board of Directors, subject to any applicable employment contracts. There are no family relationships among our directors and officers.

Director Independence

        Our Board of Directors has determined that Steven M. Galbraith, Richard P. Meyerowich, and Ronald W. Tysoe are "independent directors," as such term is defined in the corporate governance rules of the New York Stock Exchange ("NYSE"). The only current members of our Board of Directors who are not independent are Richard S. Pzena and Joel M. Greenblatt.

        Under the NYSE corporate governance rules, a majority of the board of directors (and each member of the Audit, Compensation and Nominating and Corporate Governance Committees) must be independent. Under the NYSE corporate governance rules, a director is deemed independent if the director has no disqualifying relationship, as defined in the NYSE corporate governance rules, and if the board of directors has affirmatively determined that the director has no material relationship with the Company, either directly or as a partner, stockholder, officer or employee of an organization that has a relationship with the Company.

        All of the members of our Audit Committee, our Compensation Committee and our Nominating and Corporate Governance Committee are "independent directors," as such term is defined in the rules of the NYSE. The members of our Audit Committee also satisfy the requirements for independence imposed upon audit committee members by Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by the SEC.

Meetings of the Board of Directors

        The business and affairs of our Company are managed under the direction of our Board of Directors. Members of the Board of Directors are informed about our Company's affairs through various reports and documents distributed to them, through operating and financial reports routinely presented at meetings of the Board of Directors and committee meetings by the Chairman and other officers, and through other means. In addition, directors of our Company discharge their duties throughout the year not only by attending Board of Directors' meetings, but also through personal meetings and other communications, including telephone contact with the Chairman and others regarding matters of interest and concern to our Company.

        A director is expected to spend the time and effort necessary to properly discharge his responsibilities. Accordingly, a director is expected to regularly attend meetings of the Board of Directors and the committees on which such director sits, and to review prior to the meetings material distributed in advance for each such meeting.

        During our fiscal year ended December 31, 2008, our Company's Board of Directors held eight formal meetings and acted by unanimous written consent in lieu of a meeting on eight separate occasions. During our fiscal year ended December 31, 2008, no director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and any committees on which he served.

Board Committees

        Although we would qualify for the "controlled company" exemption from certain of the corporate governance rules of the NYSE, our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each consisting solely of independent directors, and our Board of Directors has adopted charters for its committees that comply with the NYSE and SEC rules relating to corporate governance matters. We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, including our Chief Executive Officer and our Chief Financial Officer, and a Code of Ethics for Senior Financial Officers. Copies of the committee charters, as well as our Corporate Governance Guidelines, Code of Business Conduct and Ethics, and Code of Ethics for Senior Financial Officers, are available on our website at www.pzena.com under "Investor Relations" and are also available in print, free of charge, upon request to Investor Relations at Pzena Investment Management, Inc., 120 West 45th Street, 20th Floor, New York, New York 10036.

        To date, our Company's independent directors have not chosen an individual director to preside at each executive session of the non-management directors, but rather make the determination at each executive session on an ad-hoc basis.

Audit Committee

        Our Audit Committee assists our Board of Directors in its oversight of the integrity of our financial statements, our independent registered public accounting firm's qualifications and independence, and the performance of our independent registered public accounting firm.

        Our Audit Committee's responsibilities include, among others:

  •
  reviewing the audit plans and findings of our independent registered public accounting firm and our internal audit and risk review staff, as well as the results of regulatory examinations, and tracking management's corrective action plans where necessary;

  •
  reviewing our financial statements, including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accounting firm;

  •
  reviewing our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters; and

  •
  having the sole discretion to appoint annually our independent registered public accounting firm, evaluate its independence and performance and set clear hiring policies for employees or former employees of the independent registered public accounting firm.

        The current written charter for the Audit Committee was adopted by our Board of Directors on October 24, 2007. A copy of the charter of the Audit Committee is available on our website at www.pzena.com and is available in print, free of charge, to any stockholder upon request to Investor Relations.

        Messrs. Galbraith, Meyerowich and Tysoe currently serve on the Audit Committee and Mr. Meyerowich serves as its chair. Our Board of Directors has determined that each of Messrs. Meyerowich and Tysoe is an "audit committee financial expert" as such term is defined in the rules and regulations of the SEC.

        In addition to serving on our Audit Committee, Mr. Tysoe serves on the audit committees of five other public companies. Our Board of Directors has determined that such simultaneous service does not impair Mr. Tysoe's ability to effectively serve on our Audit Committee.

        The Audit Committee held six formal meetings during our fiscal year ended December 31, 2008. The Audit Committee did not act by unanimous written consent during that period.

Compensation Committee

        Our Compensation Committee assists our Board of Directors in the discharge of its responsibilities relating to the compensation of our executive officers.

        Our Compensation Committee's responsibilities include:

  •
  reviewing and approving, or making recommendations to our Board of Directors with respect to, the compensation of our executive officers;

  •
  overseeing and administering, and making recommendations to our Board of Directors with respect to, our cash and equity incentive plans; and

  •
  reviewing and making recommendations to the Board of Directors with respect to director compensation.

        The current written charter for the Compensation Committee was adopted by our Board of Directors on October 24, 2007. A copy of the charter of the Compensation Committee is available on our website at www.pzena.com and is available in print, free of charge, to any stockholder upon request to Investor Relations.

        Messrs. Galbraith, Meyerowich and Tysoe currently serve on the Compensation Committee and Mr. Galbraith serves as its chair.

        The Compensation Committee held six formal meetings during our fiscal year ended December 31, 2008 and acted by unanimous written consent in lieu of a meeting on one occasion during that period.

Nominating and Corporate Governance Committee

        Our Nominating and Corporate Governance Committee assists our Board of Directors by:

  •
  identifying and recommending to our Board of Directors individuals qualified to serve as directors of our Company and on committees of the Board of Directors;

  •
  advising the Board of Directors on board composition, procedures and committees;

  •
  initiating and overseeing governance policies such as our Corporate Governance Guidelines, Code of Business Conduct and Ethics, and Code of Ethics for Senior Financial Officers;

  •
  assessing the Company's succession plan needs and ensuring that an appropriate succession plan is in place; and

  •
  overseeing the evaluation of the Board and Company management.

        On October 24, 2007, our Board of Directors adopted a Nominating and Corporate Governance Committee charter. A copy of the charter of the Nominating and Corporate Governance Committee is available on our website at www.pzena.com and is available in print, free of charge, to any stockholder upon request to Investor Relations.

        Messrs. Galbraith, Meyerowich and Tysoe currently serve on the Nominating and Corporate Governance Committee and Mr. Tysoe serves as its chair.

        The Nominating and Corporate Governance Committee held six formal meetings during our fiscal year ended December 31, 2008. The Nominating and Corporate Governance Committee did not act by unanimous written consent during that period.

Director Nominations

        Our Corporate Governance Guidelines provide that, in selecting director nominees, the Nominating and Corporate Governance Committee shall consider at a minimum: (a) whether each such nominee has demonstrated, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board's oversight of the business and affairs of the Company, and (b) the nominee's reputation for honesty and ethical conduct in his or her personal and professional activities.

        The Nominating and Corporate Governance Committee charter provides that, in recommending the selection of a nominee for director, the Nominating and Corporate Governance Committee shall do so based on such nominee's experience, skills, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest and such other relevant factors that the Committee considers appropriate in the context of the needs of the Board. In addition, the Nominating and Corporate Governance Committee charter provides that the Committee shall, in identifying candidates for membership on the Board, consult with the Chief Executive Officer and shall take into account all factors it considers appropriate as set forth in the Board's Corporate Governance Guidelines.

        Pursuant to our by-laws, nominations of persons for election to the Board of Directors may be made at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors, (a) by or at the direction of the Board of Directors (or any duly authorized committee thereof), or (b) by any stockholder of the Company (i) who is a stockholder of record on the date of the giving of the notice and on the record date for the determination of stockholders entitled to notice of, and to vote at, such meeting, and (ii) who complies with the following notice procedures.

        For a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Corporate Secretary. To be timely, a stockholder's notice to the Corporate Secretary must be delivered to, or mailed and received at, the principal executive offices of the Company (a) in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed, or such public disclosure of the date of the annual meeting was made, whichever first occurs; and (b) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed, or public disclosure of the date of the special meeting was made, whichever first occurs.

        To be in proper written form, a stockholder's notice to the Corporate Secretary must set forth (a) as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person, and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice (i) the name and record address of such stockholder, (ii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice, and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director, if elected. No person nominated for election by a stockholder shall be eligible for election as a director of the Company unless nominated in accordance with the above procedures. If the chairman of the stockholder meeting determines that a nomination was not made in accordance with the foregoing procedures, the chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

        The Nominating and Corporate Governance Committee does not have a policy with regard to the consideration of director candidates recommended by stockholders. The Board of Directors believes that it is appropriate for us not to have such a policy in light of the right of stockholders under our by-laws to nominate director candidates directly, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or the Board. Notwithstanding that our Nominating and Corporate Governance Committee does not have a formal policy with regard to the consideration of director nominees submitted by stockholders, our Board of Directors has adopted a resolution pursuant to which it has directed the Nominating and Corporate Governance Committee to consider director nominees recommended by stockholders. Pursuant to this resolution, a stockholder who desires to recommend a director nominee should send a written statement to Pzena Investment

Management, Inc., 120 West 45th Street, 20th Floor, New York, New York 10036 (Attention: Corporate Secretary), within the time frames set forth above with regard to director nominations by stockholders. The written statement should also include the information set forth above required to be included in director nominations by stockholders.

        To date, no stockholder nominations for directors have been made nor have any stockholder recommendations for directors been received by the Nominating and Corporate Governance Committee. All directors to be elected at the Annual Meeting of Stockholders have served in such capacity since the initial public offering of our Class A common stock in October 2007, with the exception of Mr. Tysoe, who was appointed on December 11, 2008.

Communications with the Board

        Stockholders interested in communicating directly with the Board, non-management directors, or an individual director, may do so by writing to the Company's Corporate Secretary, Pzena Investment Management, Inc., 120 West 45th Street, 20th Floor, New York, New York 10036, Attention: Board of Directors, non-management directors, or the name of the individual director, as applicable. Communications are distributed to the Board, or to any individual director or directors, as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board has requested that certain items that are unrelated to its duties and responsibilities should be excluded, such as mass mailings, resumes, other forms of job inquiries, surveys and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request. Any concerns relating to accounting, internal controls or auditing matters will be brought to the attention of the Audit Committee.

Attendance at Annual Meetings by Board Members

        The Corporate Governance Guidelines of our Company provide that directors are invited and encouraged to attend our Company's annual meeting of stockholders and that a director who is unable to attend is expected to notify the Chairman. All five of our directors then in office attended our 2008 Annual Meeting of Stockholders.

Code of Conduct

        We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, including our Chief Executive Officer and our Chief Financial Officer, and a Code of Ethics for Senior Financial Officers. Copies of the Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers, are available on our website at www.pzena.com and are also available in print, free of charge, to any stockholder upon request to Investor Relations.

Report of the Audit Committee

        The information contained in this report shall not be deemed "soliciting material" or to be "filed" with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

        The Audit Committee is appointed by the Board of Directors to assist our Board of Directors in its oversight of the integrity of our financial statements, our independent registered public accounting firm's qualifications and independence, and the performance of our independent registered public accounting firm. Management has primary responsibility for preparing the financial statements and financial reporting process. Our independent auditors for our fiscal year ended December 31, 2008, Ernst & Young LLP, were responsible for expressing an opinion on the conformity of our audited consolidated financial statements and financial statement schedules to accounting principles generally accepted in the United States.

        The Audit Committee hereby reports as follows:

  1.
  The Audit Committee has reviewed and discussed with management the audited consolidated financial statements of our Company for our fiscal year ended December 31, 2008.

  2.
  The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, entitled "Communications with Audit Committees" ("SAS 61"), as adopted by the Public Company Accounting Oversight Board. SAS 61 requires the auditor to communicate a number of items to the audit committee during the course of the financial statement audit, including, but not limited to, the auditor's responsibility under generally accepted auditing standards and significant accounting policies and unusual transactions.

  3.
  The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence from our Company.

  4.
  Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of our Company be included in our Annual Report on Form 10-K for our fiscal year ended December 31, 2008, for filing with the Securities and Exchange Commission.

        The undersigned members of the Audit Committee have submitted this report to the Board of Directors.

Respectfully submitted:
Audit Committee Richard P. Meyerowich, Chairman Steven M. Galbraith Ronald W. Tysoe

EXECUTIVE COMPENSATION

Compensation Committee Report

        The information contained in this report shall not be deemed "soliciting material" or to be "filed" with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

        The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth below, and based upon such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted:
Compensation Committee Steven M. Galbraith, Chairman Richard P. Meyerowich Ronald W. Tysoe

Compensation Discussion and Analysis

        This section summarizes the principles underlying our policies relating to our executive officers' compensation. It generally describes the manner and context in which compensation is earned by, and awarded to, our executive officers and provides perspective on the tables and narratives that follow.

  Philosophy and Objectives of Our Executive Compensation Program

        Our compensation philosophy relies heavily on performance-based cash compensation and equity compensation. The total compensation package is designed to reward past performance and encourage future contributions to achieving the company's strategic goals and enhancing stockholder value.

        We emphasize incentive compensation in our overall compensation package for our executive officers. Our long-term incentive program uses a combination of restricted stock, units and options.

        Our compensation program for our executive officers is designed to meet the following objectives:

  •
  attract and retain top-tier professionals within the investment management industry;

  •
  link total compensation to individual, team and company performance; and

  •
  align executives' interests with those of the Company's stockholders.

  Principal Components of Executive Compensation

        We have established compensation practices that directly link compensation with our performance, as described below. These practices apply to all of our professionals, including our named executive officers, Messrs. Pzena, Goetz, Krishna, Lipsey and Palladino. Ultimately, ownership in our operating company is the primary tool that we use to attract and retain professionals, including the named executive officers. As of March 3, 2009, our employees held 73.4% of the ownership interests in our operating company, the substantial majority of which is held by the four members of the Executive Committee of our operating company, Messrs. Pzena, Goetz, Krishna and Lipsey, together with their estate planning vehicles.

        We provide the following elements of compensation to our named executive officers:

  (i)
  cash compensation, consisting of a base salary;

  (ii)
  annual cash bonuses;

  (iii)
  mandatory deferred compensation;

  (iv)
  equity-based compensation and related distributions of earnings of our operating company; and

  (v)
  perquisites.

        The Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between currently paid out and long-term compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. In order to attract and retain qualified personnel, compensation and benefits packages, including those of our named executive officers, are generally benchmarked against relevant industry and geographic peer groups.

        It is customary in the investment management industry to provide for base salaries and discretionary bonuses to be paid to executives upon whom the company relies for its success. Cash compensation in the form of a fixed base salary and discretionary cash bonuses constitute only a portion of the compensation that we pay our named executive officers.

  (i)
  Base Salary.    Consistent with industry practice, the base salaries for our named executive officers generally account for a relatively small portion of their overall compensation. As further discussed below under "Executive Employment Agreements," Messrs. Pzena, Goetz, Krishna and Lipsey received a base salary for 2008 at the annual rate of approximately $300,000. Mr. Palladino received a base salary for 2008 at the annual rate of approximately $300,000. These amounts are inclusive of contributions to the firm's Simplified Employee Pension Plan and applicable health care costs.

  (ii)
  Cash Bonuses.    As further discussed below under "Executive Employment Agreements," Messrs. Pzena, Goetz, Krishna and Lipsey may be paid a maximum annual bonus of $2,700,000 each for each of the next two years. In 2008, given the current economic environment and the performance of the Company, the Compensation Committee determined that no cash bonuses be paid to our named executive officers other than Mr. Palladino, who received a cash bonus of $204,887. The Compensation Committee further determined to award options to purchase Class B membership interests to the named executive officers. These option awards are discussed under "Equity Based Compensation and Distributions of Earnings of our Operating Company", below.

  (iii)
  Mandatory Deferred Compensation.    The purpose of the Pzena Investment Management, LLC Bonus Plan, which we refer to as the Bonus Plan, is to enable us to attract, retain, motivate and reward highly qualified individuals who provide services to us by, among other things: (a) providing for grants of bonus compensation; and (b) providing that a portion of the bonus awards made to certain highly compensated individuals, including the named executive officers, shall be deferred on a mandatory basis and shall vest, and become payable, over a four-year period. These amounts are reflected in the "Non-Equity Incentive Plan Compensation" column of the "Summary Compensation Table" below. For 2008, since no named executive officer reached the applicable threshold, no portion of executive officer compensation was subject to mandatory deferral under the Bonus Plan.

  (iv)
  Equity Based Compensation and Distribution of Earnings of Our Operating Company.    We have awarded many of our employees, including our executive officers, ownership interests in our operating company. Historically, the substantial majority of the remuneration that members of the Executive Committee received from us consisted of cash distributions in proportion to their respective ownership interests of our operating company. A significant portion of the income received by our chief financial officer from us historically consisted of these distributions as well. The named executive officers each have substantial ownership interests in our operating company. They receive distributions in respect of their membership units in the same amount and at the same time as distributions are made on all other membership units, including Class A units, which creates an alignment of their interests with those of our Class A stockholders. The amounts of these distributions are not shown in the Summary Compensation Table below because they arise out of the named executive officers' ownership interest in our operating company, but the distributions with respect to their compensatory units are disclosed in the footnotes to the Summary Compensation Table. In the three years ended December 31, 2008, distributions in respect of membership units owned by each of the named executive officers, other than our Chief Financial Officer, constituted from 24% to 97% of the total income they received from us. A significant portion of the total income that our chief financial officer received from us in this same period was in the form of distributions in respect of his membership interest in our operating company. These distributions included a one-time payment of undistributed earnings generated prior to our initial public offering.

    With respect to 2008, our executive officers received approximately the following cash distributions in proportion to their respective total ownership interests in our operating company, including membership interests held by their estate planning vehicles with respect to which they disclaim beneficial ownership: Mr. Pzena, $18.0 million (out of which $9.8 million was for tax liabilities, with the balance comprised of dividend payments); Mr. Goetz, $4.5 million (out of which $2.4 million was for tax liabilities, with the balance comprised of dividend payments); Mr. Krishna, $3.9 million (out of which $2.1 million was for tax liabilities, with the balance comprised of dividend payments); Mr. Lipsey, $4.0 million (out of which $2.2 million was for tax liabilities, with the balance comprised of dividend payments); and Mr. Palladino, $0.2 million (out of which $111,000 was for tax liabilities, with the balance comprised of dividend payments).

    We adopted the Pzena Investment Management, LLC 2006 Equity Incentive Plan, or the PIM LLC 2006 Equity Incentive Plan, effective January 1, 2007, which permits the grant of a variety of equity awards relating to membership units of our operating company, including options to purchase membership units and restricted membership units. In 2008, the Compensation Committee determined that in lieu of cash bonuses, options to purchase Class B membership units be granted to our named executive officers. In this regard, 200,000 of such options were granted to each of Messrs. Pzena, Goetz, Krishna and Lipsey, and 80,000 options were granted to Mr. Palladino. All options granted under the PIM LLC 2006 Equity Incentive Plan were granted with an exercise price equal to the fair market value of the underlying membership units on the date of grant, as determined by the Compensation Committee administering the plan.

    As conditions allow, we intend to continue to award equity-based incentives under the PIM LLC 2006 Equity Incentive Plan as an incentive to encourage ownership in our operating company

  (v)
  Perquisites.    We offer each of our employees, including each of the named executive officers, our investment management services, if they place their funds with us, without charging any advisory fees typically associated with these services. This benefit is provided at no incremental cost to us.

Executive Employment Agreements

        We determined that it was in the best interests of our stockholders and the owners of our operating company to enter into employment agreements with the four members of the Executive Committee, collectively referred to herein as the managing principals.

        On October 30, 2007, we entered into employment agreements with each of Messrs. Pzena, Goetz, Krishna and Lipsey. Pursuant to the terms of the individual employment agreements, (i) Mr. Pzena serves as our Chief Executive Officer, Co-Chief Investment Officer; (ii) Mr. Goetz serves as our President, Co-Chief Investment Officer; (iii) Mr. Krishna serves as our President, International; and (iv) Mr. Lipsey serves as our President, Marketing and Client Service. Each of Messrs. Pzena, Goetz, Krishna and Lipsey will serve for an initial term of three years, subject to automatic, successive one-year extensions thereafter unless either party gives the other 60 days prior notice that the term will not be extended. Each agreement provides for: (i) an annual base salary of $300,000, and (ii) an annual bonus, the amount of which will be determined by our Compensation Committee, subject to a maximum annual bonus of $2,700,000 each for each of the three years of the employment agreement. These annual bonuses are subject to the provisions of our Bonus Plan. We have not entered into an employment agreement with Mr. Palladino, our Chief Financial Officer.

        The following is a description of certain restrictive covenants by which Messrs. Pzena, Goetz, Krishna and Lipsey, as well as other employee members, have agreed to be bound.

  Non-Competition

        Pursuant to the terms of the amended and restated operating agreement of Pzena Investment Management, LLC, all employees who are members of Pzena Investment Management, LLC have agreed not to compete with us during the term of their employment with us. In addition, each of Messrs. Pzena, Goetz and Lipsey have agreed not to compete with us for a period of three years following the termination of his employment. Mr. Krishna has agreed not to compete with us for a period of 18 months following (i) delivery of his notice of resignation, which must be given six months prior to the termination of his employment with us pursuant to his agreement, or (ii) the date of our termination of his employment with us. Other employee members of Pzena Investment Management, LLC have agreed not to compete with us for a period of up to six months following the termination of his or her employment, if the employee member and his or her permitted transferees collectively hold at that time more than 1% of all the Class B units outstanding, and if he or she continues to receive compensation during this non-competition period.

  Non-Solicitation

        The managing principals have agreed not to solicit our clients or any other employees of Pzena Investment Management, LLC during the term of their employment and for three years thereafter. Other employee members of Pzena Investment Management, LLC are subject to similar non-solicitation provisions during the term of their employment and 18 months thereafter.

  Forfeiture of Class B Units

        Unless otherwise determined by our Board of Directors, in its sole discretion, or previously agreed to by the employee member, his or her permitted transferees and us:

  •
  if an employee member (including a managing principal) is terminated for cause, the employee member and any of his or her permitted transferees would forfeit all of his, her or their unvested Class B units, if any, and a number of vested Class B units that is equal to 75% of the number of vested Class B units collectively held by the employee member and his or her permitted transferees, in each case as of the date of the termination of his or her employment, and

  •
  if a managing principal breaches any of the non-competition or non-solicitation covenants described above, the managing principal and any of his or her permitted transferees would forfeit all of his, her or their unvested Class B units, if any, and an aggregate number of vested Class B units that is equal to 50% of the number of vested Class B units collectively held by the managing principal and his or her permitted transferees, in each case as of the earlier of the date of his or her breach or the termination of his or her employment.

Executive Compensation

        Prior to the consummation of our initial public offering on October 30, 2007, our business was conducted through a limited liability company. As a result, until such date, the compensation of the persons who are our executive officers had not been of the type generally used by corporations, as further described below. The compensation information for Mr. Palladino, as provided in the table below, includes compensation he received while he served only as our Head of Client Service and prior to being appointed our Chief Financial Officer in May 2007.

        The following table sets forth certain summary information concerning compensation provided by Pzena Investment Management, LLC during the fiscal years ended December 31, 2008, 2007 and 2006 to our Chief Executive Officer, Chief Financial Officer and the next three most highly compensated executive officers, whom we refer to collectively as the named executive officers. The amounts set forth under the Unit Awards and Option Awards columns are calculated in accordance with the rules of the SEC and may not reflect actual amounts received by the named executive officer.

Summary Compensation Table

Name and Principal Position	Year	Salary(2)	Bonus(3)	Unit Awards(4)	Option Awards(5)	Non-Equity Incentive Plan Compensation(6)	All Other Compensation(7)	Total
Richard S. Pzena,	2008	$250,959	—	—	$352,000	—	$34,500	$637,459
Chief Executive Officer,	2007	260,000	$1,603,000	$41,988,447	—	$692,000	33,750	44,577,197
Co-Chief Investment	2006	121,950	2,833,000	84,893,296	—	—	33,000	87,881,246
Officer
Wayne A. Palladino,	2008	252,656	204,887	—	167,200	—	34,500	659,243
Chief Financial Officer(1)	2007	250,000	350,000	1,345,064	60,400	—	33,750	2,039,214
	2006	130,000	351,100	2,650,674	—	—	33,000	3,164,774
John P. Goetz,	2008	252,656	—	—	352,000	—	34,500	639,156
President, Co-Chief	2007	250,000	1,479,500	10,711,311	—	603,000	33,750	13,077,561
Investment Officer	2006	121,950	2,533,000	36,415,865	—	—	33,000	39,103,815
A. Rama Krishna,	2008	252,656	—	—	352,000	—	34,500	639,156
President, International	2007	250,000	1,403,000	8,254,462	—	552,000	33,750	10,493,212
	2006	129,600	2,325,000	38,350,487	—	—	33,000	40,838,087
William L. Lipsey,	2008	252,656	—	—	352,000	—	34,500	639,156
President, Marketing and	2007	250,000	1,148,000	10,658,523	—	382,000	33,750	12,472,273
Client Service	2006	121,950	1,834,000	35,561,064	—	—	33,000	37,550,014

(1)
Mr. Palladino became our Chief Financial Officer in May 2007.

(2)
Amounts represent payments of salary made to the named executive officers pursuant to their respective employment agreements.

(3)
Amounts represent the aggregate guaranteed and discretionary bonuses paid to the named executive officers for the 2008, 2007 and 2006 fiscal years. There were no guaranteed bonuses in 2008 and 2007. The guaranteed portion of these bonuses for 2006 was as follows: Mr. Pzena, $533,000; Mr. Palladino, $126,100; Mr. Goetz, $333,000; Mr. Krishna, $125,000; and Mr. Lipsey, $334,100.

(4)
Reflects the expense recognized during 2007 and 2006 associated with compensatory units in our operating company, including distributions in respect of such units, calculated pursuant to FAS 123(R). Pursuant to FAS 123(R), our operating company recognized compensation expense associated with the granting of equity-based compensation based on the grant-date fair value of the award if it is classified as an equity instrument, and on the changes in settlement amount for awards that are classified as liabilities. Our operating company's compensatory unit-based awards had redemption features that necessitated their classification as liabilities and, accordingly, changes to their redemption values subsequent to the grant date have been included as a component of compensation and benefits expense. For the year ended December 31, 2007, distributions of $2.5 million, $0.1 million, $1.0 million, $1.9 million and $1.0 million were made to Messrs. Pzena, Palladino, Goetz, Krishna and Lipsey, respectively, which distributions were attributable to the portion of the compensatory units held by them or their respective estate planning vehicles. For the year ended December 31, 2006, such distributions to Messrs. Pzena, Palladino, Goetz, Krishna and Lipsey totaled $5.7 million, $0.2 million, $2.4 million, $2.1 million and $2.4 million, respectively, with respect to the portion of the compensatory units held by them or their respective estate planning vehicles. Effective March 31, 2007, the operating company amended its Operating Agreement to remove all mandatory redemption provisions. As all of its membership units thereafter had only equity characteristics, neither distributions, nor subsequent incremental changes to their value, were charged against income from the effective date of the amendment.

(5)
Amounts reflected represent the fair value of grants, on the date of grant, calculated in accordance with FAS 123(R). For a discussion of the FAS 123(R) assumptions utilized, see Note 16 to our consolidated financial statements included in our Annual Report on Form 10-K for our fiscal year ended December 31, 2008.

(6)
On January 1, 2007, we instituted the Bonus Plan, pursuant to which employees who earn in excess of $600,000 per year are required to defer a portion of their compensation in excess of this amount. Deferred amounts contributed by named executive officers may be invested, at their discretion, in certain of our investment strategies or a money market fund. Amounts shown represent the cash compensation deferred. Pursuant to the plan, each deferred amount vests as follows: (i) 25% on the first anniversary; (ii) 50% on the second anniversary; (iii) 75% on the third anniversary; and (iv) 100% on the fourth anniversary, provided that the named executive officer continues in service with us.

(7)
Represents a company contribution to our operating company's simplified employee pension for each named executive officer.

 Grants of Plan-Based Awards

        The following table sets forth information concerning grants of options in 2008 to any named executive officer.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options(1)	Exercise or Base Price of Option Awards(2)	Grant Date Fair Value of Option Awards(3)
Richard S. Pzena	December 31, 2008	200,000	$4.22	$352,000
Wayne A. Palladino	January 1, 2008	30,000	11.40	79,200
Wayne A. Palladino	December 31, 2008	50,000	4.22	88,000
John P. Goetz	December 31, 2008	200,000	4.22	352,000
A. Rama Krishna	December 31, 2008	200,000	4.22	352,000
William L. Lipsey	December 31, 2008	200,000	4.22	352,000

(1)
Represents options to acquire Class B units of our operating company awarded under the PIM LLC 2006 Equity Incentive Plan. Although the options were granted pursuant to the PIM LLC 2006 Equity Incentive Plan, we do not consider these awards to have been pursuant to an "equity incentive plan", as such term is defined in the rules of the SEC, because the vesting of the options is not tied to our Company's or our stock's performance.

(2)
Represents the fair market value of a Class B unit on the date of grant, as determined by the committee administering the PIM LLC 2006 Equity Incentive Plan. Does not reflect compensation actually received by the named executive officers.

(3)
Amounts reflected represent the fair value of grants, on the date of grant, calculated in accordance with FAS 123(R). For a discussion of the FAS 123(R) assumptions utilized, see Note 16 to our consolidated financial statements included in our Annual Report on Form 10-K for our fiscal year ended December 31, 2008.

 Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth information relating to unexercised options held by any named executive officer as of December 31, 2008.

	Option Awards
	Number of Securities Underlying Unexercised Options		Number of Securities Underlying Unexercised Options
Name	# Exercisable(1)		# Unexercisable(1)		Option Exercise Price(5)	Option Expiration Date
Richard S. Pzena	200,000	(2)			$4.22	December 31, 2018
Wayne A. Palladino	10,000	(3)	—		13.53	January 1, 2017
Wayne A. Palladino	7,500	(4)	22,500	(4)	11.40	January 1, 2018
Wayne A. Palladino	50,000	(2)			4.22	December 31, 2018
John P. Goetz	200,000	(2)			4.22	December 31, 2018
A. Rama Krishna	200,000	(2)			4.22	December 31, 2018
William L. Lipsey	200,000	(2)			4.22	December 31, 2018

(1)
Represents options to purchase Class B units of our operating company.

(2)
Fully vested and immediately exercisable as of December 31, 2008.

(3)
Fully vested and immediately exercisable as of March 31, 2007.

(4)
Vest in four equal annual installments, commencing on January 1, 2009.

(5)
Represents the fair market value of a Class B unit on the date of grant, as determined by the committee administering the PIM LLC 2006 Equity Incentive Plan.

Non-Qualified Deferred Compensation

        The following table sets forth information relating to non tax-qualified deferral of compensation by the named executive officers for the year ended December 31, 2008.

Name	Executive Contributions for Year Ended December 31, 2008(1)	Aggregate Balance at Year Ended December 31, 2008
Richard S. Pzena	—	$288,605
Wayne A. Palladino	—	—
John P. Goetz	—	251,487
A. Rama Krishna	—	230,217
William L. Lipsey	—	159,317

    (1)
    On January 1, 2007, we instituted the Bonus Plan, pursuant to which employees who earn in excess of $600,000 per year are required to defer a portion of their compensation in excess of this amount. Deferred amounts contributed by named executive officers may be invested, at their discretion, in certain of our investment strategies or a money market fund. There were no executive contributions for the year ended December 31, 2008.

Pension Benefits

        As of December 31, 2008, none of the named executive officers was a participant in any defined benefit pension plan, whether tax-qualified or supplemental, which was maintained by us, our operating company, or any of its affiliates.

Termination or Change of Control

        Neither we nor our operating company maintain any termination or change of control programs. However, the PIM LLC 2006 Equity Incentive Plan provides that the Compensation Committee will have the discretion to accelerate the vesting of awards granted thereunder upon the occurrence of certain events, including a change of control of us.

2008 Non-Employee Director Compensation

        The following table sets forth information concerning non-employee director compensation for the year ended December 31, 2008. It is our policy not to pay director compensation to directors who are also our employees.

Name	Fees Earned or Paid in Cash(1)		Stock Awards(2)	Total(5)
Steven M. Galbraith	$35,000		$105,000	$140,000
Joel M. Greenblatt	35,000		105,000	140,000
Richard P. Meyerowich	35,000		105,000	140,000
Myron E. Ullman, III	33,098	(3)	35,000	68,098
Ronald W. Tysoe	1,902	(4)	70,000	71,902

    (1)
    For the year ended December 31, 2008, each non-employee director received an annual retainer of $70,000, payable, at the director's option, either 100% in cash, or 50% payable in cash and 50% in shares of our Class A common stock. In 2008, each non-employee director elected to receive his 2008 annual retainer, 50% payable in cash and 50% in shares of our Class A common stock.

    (2)
    On January 29, 2008, each non-employee director then in office was issued 3,094 shares of our Class A common stock, with a value of approximately $35,000, in connection with the non-cash portion of his 2008 annual retainer.

    On December 31, 2008, each non-employee director then in office was awarded 16,588 shares of our Class A common stock, with a value of approximately $70,000, in connection with his pre-paid 2009 annual retainer.

    In each case, the stock was granted under our 2007 Equity Incentive Plan.

    (3)
    Reflects fees earned from January 1, 2008 through December 11, 2008, the date of Mr. Ullman's resignation from our Board of Directors.

    (4)
    Reflects fees earned beginning December 11, 2008, the date on which Mr. Tysoe became a director, through December 31, 2008.

    (5)
    For each of Messrs. Galbraith, Greenblatt, Meyerowich and Tysoe the amounts in this column include $70,000 worth of shares of our Class A common stock that was issued to them in 2008 as a pre-payment of their 2009 director fees. See footnote 2.

Compensation Committee Interlocks and Insider Participation

        Prior to December 11, 2008, the Compensation Committee consisted of board members Galbraith, Meyerowich and Ullman. Beginning December 11, 2008, Mr. Tysoe replaced Mr. Ullman on the Board of Directors of the Company, and on the Compensation Committee. In this regard, on December 11, 2008, Mr. Ullman resigned from the Board of Directors of the Company as a result of his appointment to the Board of Directors of the Federal Reserve Bank of Dallas.

        None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more of its executive officers serving as a member of our Board of Directors or our Compensation Committee.

 RELATED PARTY TRANSACTIONS

        Set forth below is a description of the material transactions between Pzena Investment Management, LLC and certain of our directors, executive officers and beneficial owners of more than 5% of our voting securities, or their respective family members, during our 2008 fiscal year.

Tax Receivable Agreement

        On October 30, 2007, in connection with our purchase of the membership units of Pzena Investment Management, LLC from the holders thereof, we entered into a tax receivable agreement with each person who continued to hold Class B units of Pzena Investment Management, LLC. The terms of this agreement also apply to Class B units that have been or may be issued after such date to existing or new Class B members of the operating company. If applicable, any such new Class B members will become parties to this agreement.

        This agreement requires us to pay holders of Class B units 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that we actually realize (or are deemed to realize in the case of an early termination payment by us, or a change in control, as discussed below) as a result of the increases in tax basis described above and certain other tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments thereunder. Cash savings in income tax are computed by comparing our actual income tax liability to the amount of such taxes that we would have been required to pay had there been no increase in our share of the tax basis of the tangible and intangible assets of Pzena Investment Management, LLC. The term of the Tax Receivable Agreement continues until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the Tax Receivable Agreement for an amount based on an agreed-upon value of payments remaining to be made thereunder. The Tax Receivable Agreement also provides that, upon certain mergers, asset sales, other forms of business combinations or other changes of control, our (or our successors') obligations with respect to exchanged or acquired Class B units (whether exchanged or acquired before or after such transaction) would be based on certain assumptions, including that we would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the agreement.

        On October 27, 2008, we entered into a Limited Waiver to Tax Receivable Agreement with Milestone Associates, L.L.C., a limited liability company of which Mr. Greenblatt, a director of our Company, is the managing member. Pursuant to the Limited Waiver to Tax Receivable Agreement, our obligation to make the required payments to Milestone Associates for taxable years 2008 and 2009 under the Tax Receivable Agreement was waived. The amount waived by Milestone Associates for taxable year 2008 is estimated to be approximately $1,252,320.

Resale and Registration Rights Agreement

        On October 30, 2007, we entered into a resale and registration rights agreement with each holder of Class B units of Pzena Investment Management, LLC outstanding on that date. The terms of this agreement also apply to Class B units that have been or may be issued after such date to existing or new Class B members of the operating company. If applicable, any such new Class B members will become parties to this agreement.

        Pursuant to this agreement, any shares of Class A common stock issued upon exchange of Class B units will be eligible for resale pursuant to a registration statement on Form S-3, or the shelf registration statement, subject to the resale timing and manner limitations described below.

        On February 17, 2009, the SEC declared effective our shelf registration statement on Form S-3, in which we registered 57,937,910 shares of our Class A common stock, issuable upon the exchange of an equivalent number of Class B units of the operating company.

        From the first effective date of this shelf registration statement until the fourth anniversary of the consummation of our initial public offering, holders of Class B units, subject to certain exchange timing and volume limitations, will only be able to sell the shares of Class A common stock issued upon exchange in connection with a public offering, which may be an underwritten offering or a block trade. We will determine the timing and manner of these public offerings, but are required to provide for at least one public offering in each twelve-month period from the effective date of this shelf registration statement until the fourth anniversary of our initial public offering. However, if we fail to provide for a public offering by the end of any such twelve-month period, each holder of Class B units who is then eligible to exchange Class B units, may exercise its exchange right and resell the shares issued upon exchange in any manner of sale permitted under the registration statement or otherwise available to the holder. Thereafter, holders of Class B units will be able to exchange their Class B units for shares of our Class A common stock, subject to the exchange timing and volume limitations described above, and will be permitted to sell their shares in any manner, but only at times determined by us, in our sole discretion.

        We have agreed to indemnify the holders of Class B units against any losses or damages resulting from any untrue statement, or omission of material fact, in any registration statement or prospectus pursuant to which they may sell the shares of our Class A common stock that they receive upon exchange of their Class B units, unless such liability arose from the selling stockholder's misstatement or omission, and the holders have agreed to indemnify us against all losses caused by their misstatements or omissions. We will pay certain expenses incident to our performance under the registration rights agreement, and the selling stockholders will pay certain other expenses, in addition to their respective portions of all underwriting discounts, commissions and transfer taxes relating to the sale of their shares of Class A common stock pursuant to the registration rights agreement.

Issuance of Senior Subordinated Notes

        On October 28, 2008, our operating company entered into Amendment No. 3 (the "Amendment") to the Credit Agreement, dated July 23, 2007 (the "Credit Agreement"), among the operating company, as borrower, Bank of America, N.A., as administrative agent and L/C issuer, and the other lenders party thereto. Pursuant to the Amendment, the Credit Agreement was amended and restated in full. Conditions precedent to the execution of the Amendment included, among others, the repayment by the operating company of $25,000,000 of the $47,000,000 principal amount outstanding under the Credit Agreement as of October 28, 2008.

        In order to partially fund the $25,000,000 repayment required by the lenders, the three independent members of the Company's Board of Directors (Messrs. Galbraith, Meyerowich and Ullman), the members of our Audit Committee and the members of our Nominating and Corporate Governance Committee approved the Company's issuance of an aggregate of $16,000,000 principal amount of senior subordinated notes (collectively, the "Notes") to the following persons and entities.:

  (i)
  The Michele Pzena Family Trust, The Daniel Pzena Family Trust, The Aaron Pzena Family Trust and The Eric Pzena Family Trust, in each case created under the Richard Pzena Descendants Trust dated November 4, 2005, with various trustees ($1,250,000 principal amount by each such trust), which was established by Mr. Pzena, a director, our chief executive officer and a significant shareholder;

  (ii)
  The Pzena Family 1996 Irrevocable Trust between Richard S. Pzena and Wendy M. Pzena dated December 30, 1996 ($5,000,000 principal amount), which was established by Mr. Pzena, a director, our chief executive officer and a significant shareholder, and his wife;

  (iii)
  Milestone Associates, L.L.C. ($5,000,000 principal amount), a limited liability company of which Mr. Greenblatt, a director of our Company, is the managing member; and

  (iv)
  Amelia Jones Feinberg ($1,000,000 principal amount).

        The Notes were issued on October 28, 2008. Each of the Notes is unsecured, has a ten year maturity and bears interest at 6.30% per annum. The provisions of the Notes include a restricted payments covenant, a prohibition on incurring indebtedness which is not subordinated to the Notes, and events of default based on failure to make payments, bankruptcy, change of control and acceleration of material indebtedness. In addition, the Notes are subordinated to the repayment in full of the loans under the Credit Agreement.

        The Notes have not been registered under the Securities Act or the securities laws of any jurisdiction and are subject to certain restrictions on transfer.

Other Related Party Transactions

        Our operating company manages the personal funds of many of its employees, including each of our executive officers, pursuant to investment management agreements in which it has waived its regular advisory fees. In addition, it manages the personal funds of some of its employees' family members at reduced advisory fee rates. In 2008, the aggregate value of the fees that we waived was approximately $251,216 with respect to accounts beneficially owned by a private fund in which certain of our executive officers invest.

        In May 2006, our operating company entered into a customer services agreement with Humble Monkey, LLC, of which Mr. Pzena's brother owns approximately 10% of the equity, under which Humble Monkey provides information technology services to our operating company. The initial term of this agreement ended in May 2007, but was renewed until August 27, 2008, at which time the Company terminated the agreement. For 2008, Humble Monkey billed our operating company approximately $229,216 for these services under this contract. We believe that the terms of this agreement were no less favorable than we could have obtained from an unrelated third party for similar services.

        In May 2007, our operating company entered into a customer services agreement with Storage Monkey, LLC, of which Mr. Pzena's brother owns approximately 5% of the equity, under which Storage Monkey provides disaster recovery services to our operating company. The initial term of this agreement ended in May 2008, but was extended until May 9, 2009, at which time the agreement will terminate. For 2008, Storage Monkey billed our operating company approximately $304,585 for these services. We believe that the terms of this agreement are no less favorable than we could have obtained from an unrelated third party for similar services.

        As of December 31, 2008, membership interests in Pzena Global Value Service include a $3.1 million interest of a private fund in which Mr. Pzena, our chief executive officer, Mr. Goetz, our President and Co-Chief Investment Officer , Mr. Krishna, our President, International, and Mr. Lipsey, our President, Client and Marketing Services have invested in their individual capacities. As of December 31, 2008, the private fund also had a $3.6 million interest in Pzena International Value Service. Both Pzena Global Value Service and Pzena International Value Service are series of Pzena Investment Management International, LLC, which is managed by our operating company. As of December 31, 2008, Mr. Pzena had also invested in the following entities, all of which are managed and co-owned by our operating company: a $1,000 initial investment in the Pzena Large Cap Value Fund, and a $2,000 initial investment in each of Pzena Emerging Market Countries Value Service and Pzena Emerging Market Focused Value Service, each a series of Pzena Investment Management International, LLC.

Related Person Transaction Policy

        We have adopted a policy regarding the approval of any transaction or series of transactions in which we or any of our subsidiaries is a participant, the amount involved exceeds $120,000, and a "related person" (as defined under SEC rules) has a direct or indirect material interest. Under the policy, a related person must promptly disclose to our General Counsel any "related person transaction" (defined as any transaction that is required to be disclosed under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts about the transaction. The General Counsel will then assess and promptly communicate that information to the Audit Committee of our Board of Directors. Based on its consideration of all of the relevant facts and circumstances, the Audit Committee will decide whether or not to approve such transaction and will generally approve only those transactions that do not create a conflict of interest. If we become aware of an existing related person transaction that has not been pre-approved under this policy, the transaction will be referred to the Audit Committee, which will evaluate all options available, including ratification, revision or termination of such transaction. Our policy requires any director who may be interested in a related person transaction to recuse himself or herself from any consideration of such related person transaction.

PROPOSAL 2:    RATIFICATION OF INDEPENDENT AUDITORS

        The Audit Committee has appointed Ernst & Young LLP as our independent auditors for our fiscal year ending December 31, 2009. Stockholders are being asked to ratify this action of the Audit Committee. Our Board of Directors recommends that stockholders vote FOR the ratification of Ernst & Young LLP as our independent auditors for our fiscal year ending December 31, 2009.

        Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and available to respond to appropriate questions. Such representatives also will have the opportunity, should they so desire, to make a statement to the stockholders.

        J.H. Cohn LLP audited the consolidated financial statements of Pzena Investment Management, LLC for the year ended December 31, 2005. The audit report of J.H. Cohn LLP on the consolidated financial statements of Pzena Investment Management, LLC for the year ended December 31, 2005, dated June 6, 2007, except as noted therein, did not contain an adverse opinion or disclaimer of opinion and is not qualified or modified as to uncertainty, audit scope or accounting principles.

        In March 2007, the Executive Committee decided to change the company's independent auditors. On March 26, 2007, Pzena Investment Management, LLC engaged Ernst & Young LLP to audit its consolidated financial statements beginning for the year ended December 31, 2006. The decision to engage Ernst & Young LLP was approved by the Executive Committee of Pzena Investment Management, LLC.

        During the years ended December 31, 2006 and 2005 and through June 6, 2007, there were no "disagreements," as that term is used in Item 304 of Regulation S-K, with J.H. Cohn LLP on any matter of accounting principle, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to J.H. Cohn LLP's satisfaction, would have caused J.H. Cohn LLP to make reference thereto in its audit report on the consolidated financial statements for Pzena Investment Management, LLC for the year ended December 31, 2005. During the years ended December 31, 2006 and 2005 and through June 6, 2007, there were no "reportable events," as that term is used in Item 304 of Regulation S-K with J.H. Cohn LLP.

        During the years ended December 31, 2006 and 2005 and for the period from January 1, 2007 to March 26, 2007, Pzena Investment Management, LLC did not consult with Ernst & Young LLP regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on its consolidated financial statements. During the years ended December 31, 2006 and 2005 and for the period January 1, 2007 to June 6, 2007, Pzena Investment Management, LLC did not consult with Ernst & Young LLP regarding any matter that was either the subject of a "disagreement" or a "reportable event."

Fees Paid to Independent Registered Public Accounting Firm

        Aggregate fees for professional services rendered to us by Ernst & Young LLP for the years ended December 31, 2008 and 2007 were as follows:

	Year Ended December 31,
	2008	2007
	(in thousands)

Audit Fees	$963	$1,895
Tax Fees	35	91
Other Fees	—	123

Total	$998	$2,109

        Audit fees for 2007 were for professional services rendered for the audits of the consolidated financial statements of the Company and its subsidiaries, review procedures rendered with respect to the Company's initial public offering, and the audits of the Company's subsidiary funds. Audit fees for 2008 were for professional services rendered for the audits of the consolidated financial statements of the Company and its subsidiaries, professional services rendered for quarterly reviews of the consolidated financial statements of the Company and its subsidiaries, and the audits of the Company's subsidiary funds. Also included in 2008 fees were professional services rendered in connection with the Company's shelf registration statement filed in November 2008 and declared effective in February 2009, and other accounting consultations.

        Tax fees for 2007 and 2008 were for reviews of the Company's tax returns. A fund return review was rendered in 2007.

        Other fees for 2007 related to other attestation services over the Company's investment performance.

Pre-Approval Policy

        The charter of our Audit Committee provides that the Audit Committee shall appoint our independent auditors and shall review and approve in advance our independent auditors' annual engagement letter, including the proposed fees contained therein, as well as all audit and all permitted non-audit engagements and relationships between us and our independent auditors. The charter of the Audit Committee further provides that audit and permitted non-audit services may be approved in advance: (i) by the Audit Committee, or by one or more members of the Audit Committee designated by the Audit Committee; or (ii) based on policies and procedures adopted by the Audit Committee, provided that (a) the policies and procedures are detailed as to the particular service, (b) the Audit Committee is informed of each service on a timely basis, (c) such policies and procedures do not include delegation of the Audit Committee's responsibilities to management, and (d) such policies and procedures are disclosed in our annual reports. To date, the Audit Committee has not adopted any policies and procedures relating to the pre-approval of audit and permitted non-audit services.

        Notwithstanding the foregoing requirement of the charter of the Audit Committee that audit and permitted non-audit services must be approved in advance, the charter of the Audit Committee provides that pre-approval is not necessary for minor non-audit services if (i) the aggregate amount of all such non-audit services provided to us constitutes not more than 5% of the total revenues paid by us to our auditors during the fiscal year in which the non-audit services are provided; (ii) such services were not recognized by us at the time of the engagement to be non-audit services; and (iii) such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee. We refer to the foregoing as the "De Minimus Exception." None of the services listed above for 2008 and 2007 were approved pursuant to the De Minimus Exception.

PROPOSAL 3:    AMENDMENT TO PZENA INVESTMENT MANAGEMENT, INC.'S
2007 EQUITY INCENTIVE PLAN TO AUTHORIZE AN ADDITIONAL 6,419,279 SHARES OF
THE COMPANY'S CLASS A COMMON STOCK FOR ISSUANCE UNDER THE PLAN

        We are asking the Company's stockholders to approve an amendment to Pzena Investment Management, Inc.'s Equity Incentive Plan, as adopted on October 24, 2007, or the 2007 Equity Incentive Plan, to increase the total number of shares of our Class A common stock authorized and reserved for issuance under the 2007 Equity Incentive Plan by 6,419,279 shares. Following approval of the amendment to the 2007 Equity Incentive Plan, the total number of shares authorized and reserved for future issuance under the 2007 Equity Incentive Plan would be 6,972,596 shares.

        Our Board of Directors recommends that stockholders vote FOR the amendment to increase the total number of shares of our Class A common stock authorized and reserved for issuance under the 2007 Equity Incentive Plan by 6,419,279 shares.

        Upon the adoption of the 2007 Equity Incentive Plan on October 24, 2007, a total of 640,379 shares of Class A common stock were authorized and reserved for issuance thereunder; and on October 30, 2007, the Company filed an S-8 with the SEC to register the 640,379 shares of our Class A common stock that may be issued under the 2007 Equity Incentive Plan. As of January 1, 2009, immediately after giving effect to the grant of 66,352 shares of our Class A common stock under the 2007 Equity Incentive Plan, an aggregate of 87,062 shares were outstanding and 553,317 shares of Class A common stock remained available for future grants. In addition, 6,923,060 Class B units remain available for future grants under the Pzena Investment Management, LLC Amended and Restated 2006 Equity Incentive Plan, or the 2006 Equity Incentive Plan. To date, the Class A shares granted under the 2007 Equity Incentive Plan have been to the non-employee directors of Pzena Investment Management, Inc., and the Class B units and options to purchase Class B units granted under the 2006 Equity Incentive Plan have been to employees of Pzena Investment Management, LLC.

        The Board of Directors continues to believe that the 2007 Equity Incentive Plan and the 2006 Equity Incentive Plan are important factors in attracting and retaining the high caliber employees essential to the Company's success, and in aligning those individuals' long-term interests with those of our stockholders. The Company's intention with respect to future annual grants of equity related incentives remains unchanged, in the aggregate. However, in the future, the Company would like the flexibility to be able to grant employee-related awards with either Class A common stock at the Pzena Investment Management, Inc. level through the 2007 Equity Incentive Plan, or with Class B units at the Pzena Investment Management, LLC level through the 2006 Equity Incentive Plan. While the Class B units issuable under the 2006 Equity Incentive Plan are exchangeable for Class A common stock (subject to certain restrictions), approving this Proposal would ensure that the Company has sufficient shares of Class A common stock available to grant directly to employees under the 2007 Equity Incentive Plan.

        Given the remaining total of 553,317 Class A shares available under the 2007 Equity Incentive Plan, the Company will need to increase the authorized number of shares available in this plan to have the flexibility to directly grant Class A employee-related awards. By increasing the number of shares available for grant in the 2007 Equity Incentive Plan to approximately the same level as is currently available in the 2006 Equity Incentive Plan, the Company will have maximum flexibility to make future annual awards through either plan. The total awards to employees in any future year, whether they are granted solely through the 2007 Equity Incentive Plan, or solely through the 2006 Equity Incentive Plan, or through a combination of the two plans, will be the same as they would have been without the proposed increased authorization in the 2007 Equity Incentive Plan.

        Therefore, on April 9, 2009, the Board of Directors amended the 2007 Equity Incentive Plan, subject to the approval of the Company's stockholders at the 2009 Annual Meeting of stockholders, to increase by 6,419,279 shares of Class A common stock the maximum aggregate number of shares with respect to which awards may be granted under the 2007 Equity Incentive Plan. The amendment is intended to ensure that the 2007 Equity Incentive Plan will have available the number of shares of Class A common stock necessary to meet the needs of the Company, and the Board of Directors believes that approval of the amendment to the 2007 Equity Incentive Plan is in the best interests of the Company and its stockholders.

        The material features of the 2007 Equity Incentive Plan are summarized below. The following summary does not purport to be complete, and is subject to and qualified in its entirety by reference to the complete text of the 2007 Equity Incentive Plan.

2007 Equity Incentive Plan

        The 2007 Equity Incentive Plan provides for the issuance of awards relating to our Class A common stock to directors, officers and other employees, consultants and advisers who are providing services to us and our subsidiaries.

        Our 2007 Equity Incentive Plan is administered by our Compensation Committee, which has the authority, among other things, to determine who will be granted awards and all of the terms and conditions of such awards. The Compensation Committee is authorized to determine the extent to which an award may be settled, cancelled, forfeited or surrendered, to interpret our 2007 Equity Incentive Plan and any awards granted under our 2007 Equity Incentive Plan, and to make all other determinations necessary or advisable for the administration of our 2007 Equity Incentive Plan. Where the vesting or payment of an award under our 2007 Equity Incentive Plan is subject to the attainment of performance goals, the Compensation Committee will be responsible for certifying that the performance goals have been attained. Neither the Compensation Committee nor the Board of Directors has the authority under our 2007 Equity Incentive Plan to take any action that (i) would lower the exercise, base or purchase price of any award granted thereunder; (ii) amend the limits on individual participation thereunder; (iii) amend the number of shares available for awards thereunder; or (iv) amend the provisions with respect to administration of our 2007 Equity Incentive Plan, without, in any case, first obtaining the approval of our stockholders.

        A number of shares of our Class A common stock that was equal to 1.0% of the number of shares of our common stock that was outstanding immediately after our initial public offering was made available for awards under our 2007 Equity Incentive Plan, subject to adjustment as described below. The total number of shares available was 640,379, with 553,317 shares remaining as of December 31, 2008. Shares issued under our 2007 Equity Incentive Plan may be authorized but unissued shares or treasury shares. If any shares subject to an award granted under our 2007 Equity Incentive Plan are forfeited, cancelled, exchanged or surrendered, or if an award terminates or expires without a distribution of shares, or if shares of stock are surrendered, or withheld as payment of either the exercise price of an award and/or withholding taxes in respect of an award, those shares will again be available for awards under the plan. Upon the exercise of any award granted under our 2007 Equity Incentive Plan in tandem with any other award, the related award will be cancelled to the extent of the number of shares as to which the award is exercised and such shares will not again be available for awards under the plan. In the event that the Compensation Committee determines that any corporate event, such as a dividend or other distribution, recapitalization, stock split, reorganization, merger, spin-off or the like, affects our Class A common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of plan participants, then the Compensation Committee will make those adjustments as it deems necessary or appropriate to any or all of (i) the number and kind of shares or other property that may thereafter be issued in connection with future awards; (ii) the number and kind of shares or other property that may be issued under outstanding awards; (iii) the exercise price or purchase price of any outstanding award; (iv) the performance goals applicable to outstanding awards; and (v) the individual share limitations applicable to awards granted under our 2007 Equity Incentive Plan.

        The performance goals may be expressed in terms of attaining a specified level of the particular criterion, or an increase or decrease in the particular criterion, and may be applied to us or one of our subsidiaries. The Compensation Committee has the authority to make equitable adjustments to the performance goals in recognition of unusual or non-recurring events, in response to changes in laws or regulations, or to account for extraordinary or unusual events. Where an award under our 2007 Equity Incentive Plan is made subject to a performance goal, no compensation may be paid under such award unless and until the Compensation Committee certifies that the goal has been attained.

        The terms and conditions of awards of restricted stock and restricted stock units granted under our 2007 Equity Incentive Plan will be determined by the Compensation Committee and set forth in an award agreement. A restricted stock unit confers on the participant the right to receive a share of our Class A common stock or its equivalent value in cash, in the discretion of the Compensation Committee. These awards will be subject to restrictions on transferability, which will lapse under those circumstances that the Compensation Committee may determine, which may include the attainment of one or more performance goals. The Compensation Committee may determine that the holder of restricted stock or restricted stock units may receive dividends (or dividend equivalents, in the case of restricted stock units) that may be deferred during the restricted period applicable to these awards.

        Our 2007 Equity Incentive Plan also provides for other equity-based awards, the form and terms of which will be as determined by the Compensation Committee, consistent with the purposes of the plan. The vesting, value or payment of one of these awards may be made subject to the attainment of one or more performance goals. The types of awards that may be granted may include, without limitations, stock options and stock bonuses.

        The Compensation Committee has the authority under our 2007 Equity Incentive Plan to establish such procedures and programs that it deems appropriate to provide participants with the ability to defer the receipt of cash, common stock or other property payable with respect to awards granted under the plan.

        Unless earlier terminated, our 2007 Equity Incentive Plan will expire on the tenth anniversary of its effective date. Our Board of Directors or the Compensation Committee may, at any time, amend, suspend or terminate our 2007 Equity Incentive Plan, in whole or in part. No amendment that requires stockholder approval in order for our 2007 Equity Incentive Plan to continue to comply with Section 162(m) of the Internal Revenue Code, or any other applicable law, will be effective unless the approval is obtained. The Compensation Committee may amend, suspend or terminate an outstanding award, in whole or in part. However, no amendment or termination of our 2007 Equity Incentive Plan, or amendment of any award, will affect adversely the rights of any participant who has an outstanding award under the plan without the participant's consent.

 OTHER MATTERS

Other Matters to be Considered at the Annual Meeting

        The Board of Directors does not know of any other business to be presented at the Annual Meeting and does not intend to bring other matters before the Annual Meeting. Under the advance notice provisions of our by-laws, for business to be properly brought before an annual meeting of stockholders by a stockholder, the stockholder must have given timely notice of the proposal and the proposal must be in proper written form. Our by-laws define what constitutes timely notice and what constitutes proper written form for a stockholder proposal. We have not received any stockholder proposals that comply with the requirements of our by-laws as they relate to stockholders proposals and, accordingly, no stockholder proposals will be acted upon at the Annual Meeting. Should any other matters come before the meeting, the persons named in the accompanying proxy card are authorized to vote in their discretion on such matters.

Solicitation of Proxies

        We will bear the cost of solicitation of proxies from our stockholders. In addition to solicitation by mail, the directors and certain officers and employees of our Company may solicit proxies personally. These persons will receive no additional compensation for such services, but will be reimbursed for reasonable out-of-pocket expenses. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of stock, and we will reimburse them for their reasonable out-of-pocket expenses.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC and NYSE reports of ownership on Form 3 and changes in ownership (including changes in ownership of derivative securities representing the right to acquire our securities) on Forms 4 and 5. Such executive officers, directors and greater than 10% shareholders are required by SEC rules to furnish us with copies of all Section 16(a) forms they file.

        Based on a review of such reports, we believe that all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% shareholders were complied with in respect of our fiscal year ended December 31, 2008, except that (i) the issuance, on January 1, 2008, of 30,000 options to acquire Class B units to Mr. Palladino, pursuant to the PIM LLC 2006 Equity Incentive Plan, was reported late on January 17, 2008; (ii) the disposition of 2,778 shares of the Company's Class A common stock to the Company by Mr. Ullman in connection with his resignation as director of the Company on December 11, 2008 was reported late on December 19, 2008; and (iii) the purchase of 165,000 shares of the Company's Class A common stock by Pennant Capital Management, LLC on December 31, 2007, was reported late on February 21, 2008.

Stockholder Proposals for the Next Annual Meeting

        In order for a stockholder proposal submitted pursuant to Rule 14a-8 under the Exchange Act to be included in the proxy statement relating to our next annual meeting of stockholders, it must be received by us at our office, 120 West 45th Street, 20th Floor, New York, New York 10036 (Attention: Corporate Secretary), no later than December 24, 2009.

        If a stockholder intends to present a proposal for consideration at our next annual meeting of stockholders outside the processes of Rule 14a-8, we must receive notice of such proposal at our office, 120 West 45th Street, 20th Floor, New York, New York 10036 (Attention: Corporate Secretary) no earlier than January 19, 2010 and no later than February 18, 2010, or such notice will be considered untimely under Rule 14a-4(c)(1) of the Exchange Act and our by-laws, and our proxies will have discretionary voting authority with respect to such proposal, if it is presented at the annual meeting, without including information regarding such proposal in our proxy materials. Stockholders who intend to present a proposal for consideration at an annual meeting of stockholders outside the processes of Rule 14a-8 must comply with the requirements related thereto that are set forth in our by-laws.

        The deadlines above are calculated by reference to the mailing date of the proxy materials for this year's Annual Meeting and the date of this year's Annual Meeting. If the date of next year's annual meeting changes by more than 30 days (i.e., it is held earlier than April 19, 2010 or later than June 18, 2010), we will inform stockholders of such change, and the effect of such change on the deadlines given above, by including notice under Item 5 of Part II in our earliest possible Quarterly Report on Form 10-Q, or, if that is impracticable, by other means reasonably calculated to inform our stockholders of such change and the new deadlines.

Form 10-K of the Company

        A copy of our Annual Report to stockholders on Form 10-K for our fiscal year ended December 31, 2008 is enclosed with this Proxy Statement. The Form 10-K included with this Proxy Statement includes financial statements for our fiscal year ended December 31, 2008, but excludes exhibits. Our Form 10-K, including the financial statements, but excluding the exhibits, is available on our website at www.pzena.com.

        We will provide, without charge, to any holder of our shares of common stock as of the Record Date, additional copies of our Form 10-K, including the financial statements, but excluding the exhibits, for our fiscal year ended December 31, 2008. Stockholders who wish to receive an additional copy of our Form 10-K should send their requests to us at 120 West 45th Street, 20th Floor, New York, New York 10036 (Attention: Corporate Secretary). Each such request should include a statement by the person making the request that he or she is a beneficial owner of shares of our common stock as of the Record Date.

 Householding Information

        The SEC permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report to those stockholders. This process, which is commonly referred to as "householding," is intended to reduce the volume of duplicate information stockholders receive and also reduce expenses for companies. While we do not utilize householding, some intermediaries may be householding our proxy materials and our annual reports. Once you have received notice from your broker or another intermediary that they will be householding materials to your address, householding will continue until you are notified otherwise, or until you revoke your consent. If you hold your shares through an intermediary that sent a single copy of this Proxy Statement and a single copy of our Annual Report on Form 10-K for our fiscal year ended December 31, 2008 to multiple stockholders in your household, we will promptly deliver a separate copy of each of these documents to you if you send a written request to us at our principal executive offices located at 120 West 45th Street, 20th Floor, New York, New York 10036 (Attention: Corporate Secretary), or call us at (212) 355-1600. If you hold your shares through an intermediary that is utilizing householding and you want to receive separate copies of our annual report and proxy statement in the future, you should contact your bank, broker or other nominee record holder.

By Order of the Board of Directors

JOAN F. BERGER Corporate Secretary

New York, New York
April 24, 2009

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, HOLDERS OF COMMON STOCK ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU WILL NOT BE PERMITTED TO VOTE IN PERSON AT THE MEETING UNLESS YOU FIRST OBTAIN A LEGAL PROXY ISSUED IN YOUR NAME FROM THE RECORD HOLDER.

ANNUAL MEETING OF STOCKHOLDERS OF

PZENA INVESTMENT MANAGEMENT, INC.

May 19, 2009

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement, proxy card and Annual Report on
Form 10-K for the fiscal year ended December 31, 2008 are available at http://www.pzena.com/proxy

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

20530030000000001000 3	051909

The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

Proposal 1 - Election of Directors

NOMINEES:
☐ FOR ALL NOMINEES	Richard S. Pzena
Steven M. Galbraith
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	Joel M. Greenblatt
Richard P. Meyerowich
☐ FOR ALL EXCEPT	Ronald W. Tysoe
(See instructions below)

	FOR	AGAINST	ABSTAIN
Proposal 2 - Ratification of Independent Auditors	☐	☐	☐

Ratify the appointment of Ernst & Young LLP as independent auditors for our Company for our fiscal year ending December 31, 2009.

Proposal 3	☐	☐	☐

Approve an amendment to the Pzena Investment Management, Inc. 2007 Equity Incentive Plan to authorize an additional 6,419,279 shares of Class A Common Stock for issuance under the plan.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

When properly signed, dated and returned, this proxy will be voted in accordance with the choices specified herein. If no choice is specified, this proxy will be voted “FOR” Proposals 1, 2 and 3. The proxies are authorized to vote in their discretion on such other matters that may properly come before the Annual Meeting and any adjournments and postponements thereof.

YOUR VOTE IS IMPORTANT

I plan to attend the meeting	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PZENA INVESTMENT MANAGEMENT, INC.

120 West 45th Street, 20th Floor
New York, New York 10036

This proxy is solicited by the Board of Directors for use at the Annual Meeting of Stockholders of Pzena Investment Management, Inc. on May 19, 2009.

The shares of stock you hold as of the close of business on April 15, 2009 will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Proposals 1, 2 and 3, and otherwise in accordance with the best judgment of the proxy holder.

By signing the proxy, you revoke all prior proxies and appoint Joan F. Berger and Michelle C. Houck and each of them (with full power to act without the other and with full power of substitution) as proxies to attend the Annual Meeting of Stockholders on May 19, 2009, and any postponements and adjournments thereof, to vote and act for you on all matters listed on the reverse side hereof, which are set forth in detail in the accompanying proxy statement.

(Continued and to be signed on the reverse side)

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